As filed with the Securities and Exchange Commission on December 13, 2013

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE LGL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1799862 (I.R.S. Employer Identification Number)

2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

R. LaDuane Clifton
Chief Financial Officer
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Robert H. Friedman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Approximate date of commencement of proposed sale to the public:
from time to time after the effective date of this registration statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common stock, warrants to purchase common stock, units	$4,500,000	$579.60

(1)	Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. There is being registered hereunder such currently indeterminate number or amount of common stock, warrants, or any combination thereof, separately or as units, as may from time to time be issued at currently indeterminate prices and as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable anti-dilution provisions.
(2)	The proposed maximum offering price for securities will be determined from time to time by the registrant in connection with, and at the time of, the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). In no event will the aggregate initial offering price of the common stock, warrants and units issued under this registration statement exceed $4,500,000.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 13, 2013
PROSPECTUS
THE LGL GROUP, INC.
COMMON STOCK
WARRANTS
UNITS

We may offer and sell, from time to time in one or more offerings, any combination of common stock or warrants, or any combination thereof, separately or as units, having an aggregate initial offering price not exceeding $4,500,000.
This prospectus provides a general description of the securities we may offer. Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest in any securities.
This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.
Our common stock and warrants are traded on the NYSE MKT under the symbols "LGL" and "LGL WS", respectively. The last reported sales prices of our common stock and warrants on the NYSE MKT on December 11, 2013 were $5.09 per share and $0.05 per warrant.
These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or dealers or through a combination of these methods on a continuous or delayed basis. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.
AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" ON PAGE 2 OF THIS PROSPECTUS AND THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DESCRIBED IN THAT SECTION BEFORE INVESTING IN OUR SECURITIES.
_________________
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is ___________ __, 2013.

About this Prospectus
This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time having an aggregate initial offering price of $4,500,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption "Where You Can Find More Information."
This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read both this prospectus, including the section titled "Risk Factors," and the accompanying prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."
You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context otherwise requires, references to "we," "our", "us," or the "Company" in this prospectus refer to The LGL Group, Inc.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus.  This summary may not contain all the information that you should consider before determining whether to invest in our securities.  You should read the entire prospectus carefully, including the information included in the "Risk Factors" section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.
The Company
Overview
The LGL Group, Inc., incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a globally-positioned producer of industrial and commercial products and services that is currently focused on the design and manufacture of highly-engineered electronic components and subsystems.  The Company and its subsidiaries maintain their executive offices at 2525 Shader Road, Orlando, Florida, 32804.  The Company's telephone number is (407) 298-2000.  The Company's common stock and warrants are traded on the NYSE MKT under the symbols "LGL" and "LGL WS", respectively.
The Company operates through a number of operating subsidiaries, collectively referred to herein as "MtronPTI."  MtronPTI designs, manufactures and sells standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits.  Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.
MtronPTI's frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters.  Its products produce an electrical signal that has the following attributes:
•	Accuracy: the measure of error between the specified frequency and the produced frequency;
•	Stability: the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and
•	Low electronic noise: the signal does not add interfering signals that can degrade the performance of electronic systems.
MtronPTI has more than 45 years of experience designing, manufacturing and marketing crystal-based frequency control products.  Its customers rely on the skills of MtronPTI's engineering and design team to help solve frequency control problems during all phases of their products' life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.
Recent Developments
Since it was first announced on June 13, 2013, a special committee of the Company's Board of Directors (the "Special Committee") has been conducting a strategic review of opportunities that are economically attractive to stockholder value creation, including joint ventures, selective acquisitions, divestitures, segmentation or discontinuation of certain elements of operations, and strategic restructuring efforts to gain efficiencies and unlock value.  In this context, a warrant dividend was distributed to stockholders on August 6, 2013, as a way to return a portion of the Company's future value to stockholders.  As part of finalizing the initiatives of the Special Committee, the Company announced on October 7, 2013, that Michael Ferrantino, Sr., had joined the Company as Executive Vice Chairman of the Board of Directors, and as Executive Chairman of MtronPTI.

On November 13, 2013, the Company issued a press release announcing its third quarter 2013 financial results and providing an update on its strategic review process. In the press release, the Company announced that on October 17, 2013, the Company's management initiated a restructuring plan to realign its customer support operations across all of the Company's locations with a target of reducing structural costs by at least 10% in an effort to gain efficiencies.  Expenses related to this plan are expected to result in a one-time charge during the fourth quarter of 2013 of between $600,000 and $800,000, of which between approximately $250,000 and $325,000, respectively, will be non-cash.  Implementation is anticipated to be largely completed during the fourth quarter of 2013.  Mr. Anderson stated in the press release, "We see this strategic restructuring plan as the best near-term option to reduce the Company's breakeven level and capitalize on the investments that we've made in new product development.  Although we expect the remainder of the year will be challenging, we believe these changes will be the start of continuous improvement as investments begin to show the probability of future return.  We remain committed to making focused investments in these areas as we remain focused on positioning LGL for profitable growth."
Company Information
Our principal executive offices are located at 2525 Shader Road, Orlando, Florida 32804, and our telephone number at that location is (407) 298-2000.  Our Internet address is www.lglgroup.com.  We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.  The information contained on our website is not part of this prospectus.
RISK FACTORS
Investing in our securities involves risks.  Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" below, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.  You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference in this prospectus.  See "Incorporation by Reference" and "Where You Can Find More Information."
Risks Related to Our Business and Industry
We are dependent on a single line of business.
We are currently dedicated to manufacturing and marketing standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits, and we do not offer any other products.  Virtually all of MtronPTI's 2012 and 2011 revenues came from sales of frequency control devices, which consist of packaged quartz crystals, oscillator modules, electronic filters and integrated modules.  We expect that this product line will continue to account for substantially all of MtronPTI's revenues in 2013.
Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm MtronPTI's business and our financial condition.  Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business.  Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.
Our operating results vary significantly from period to period.
We experience fluctuations in our operating results. Some of the principal factors that contribute to these fluctuations include: changes in demand for our products; our effectiveness in managing manufacturing processes, costs and inventory; our effectiveness in engineering and qualifying new product designs with our OEM customers and in managing the risks associated with bringing those new products into production; changes in the cost and availability of raw materials, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules; macroeconomic and served industry conditions; and events that may affect our production capabilities, such as labor conditions and political instability.

In addition, due to the prevailing economic climate and competitive differences between the various market segments which we serve, the mix of sales between our communications, networking, military, avionics, industrial and instrumentation market segments may affect our operating results from period to period. We had a net loss in 2012 and for the first nine months of 2013, and we are uncertain as to our ability to return to profitability.
We had a net loss of approximately ($1,320,000) for the year ended December 31, 2012.  We experienced a further net loss of approximately ($6,246,000) for the nine months ended September 30, 2013.  Our revenues are derived solely from our operating subsidiary, MtronPTI, and its future rate of growth and profitability are highly dependent on the development and growth of demand for our products in the communications, networking, military, avionics, instrumentation and industrial markets, which are cyclical.
We cannot be certain whether we will generate sufficient revenues or sufficiently manage expenses to return to profitability.
On October 17, 2013, management initiated a restructuring plan to realign our customer support operations across all of our locations with a target of reducing structural costs by at least 10% in an effort to gain efficiencies.  Expenses related to this plan are expected to result in a one-time charge during the fourth quarter of 2013 of between $600,000 and $800,000, of which between approximately $250,000 and $325,000, respectively, will be non-cash.  Implementation is anticipated to be largely completed during the fourth quarter of 2013. Although we expect that these changes will improve our operating performance, we cannot assure you that this strategic restructuring or any other courses of action that we implement will return us to profitability.
We have a large customer that accounts for a significant portion of our revenues, and the loss of this customer, or decrease in their demand for our products, could have a material adverse effect on our results.
In 2012, MtronPTI's largest customer, an electronics contract manufacturing company, accounted for $2,914,000, or 9.8%, of the Company's total revenues, compared to $3,680,000, or 10.3%, in 2011. The loss of this customer, or a decrease in their demand for our products, could have a material adverse effect on our results.
A relatively small number of customers account for a significant portion of our accounts receivable, and the insolvency of any of these customers could have a material adverse impact on our liquidity.
In 2012, MtronPTI's three largest customers accounted for approximately $1,880,000, or 42.4%, of accounts receivable, compared to approximately $1,441,000, or 33.4%, as compared to 2011.  The insolvency of any of these customers could have a material adverse impact on our liquidity.
MtronPTI's order backlog may not be indicative of future revenues.
MtronPTI's order backlog comprises orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which MtronPTI has had long-standing relationships and written purchase orders from sales representatives.  MtronPTI's customers may order components from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty.  They also may cancel orders when business is weak and inventories are excessive.  As a result, the Company cannot provide assurances as to the portion of backlog orders to be filled in a given year, and MtronPTI's order backlog as of any particular date may not be representative of actual revenues for any subsequent period.

We are a holding company, and therefore are dependent upon the operations of our subsidiaries to meet our obligations.
We are a holding company that transacts business through our operating subsidiaries.  Our primary assets are the shares of our operating subsidiaries.  Our ability to meet our operating requirements and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds.  The ability of our subsidiaries to pay dividends or make other distributions to the Company is subject to certain limitations under our existing credit facility.
MtronPTI relies upon a limited number of contract manufacturers for a significant portion of its finished products, and a disruption in those relationships could have a negative impact on our revenues.
In 2012, approximately 15.4% of our revenue was attributable to finished products that were manufactured by an independent contract manufacturer with production locations in both Korea and China (as compared to 14.7% in 2011).  We expect this manufacturer to continue to account for a similar portion of our total revenue in 2013. We do not have a written, long-term supply contract with this manufacturer.  If this manufacturer becomes unable to provide products in the quantities needed, or at acceptable prices, we would have to identify and qualify acceptable replacement manufacturers or manufacture the products internally.  Due to specific product knowledge and process capability, we could encounter difficulties in locating, qualifying and entering into arrangements with replacement manufacturers.  As a result, a reduction in the production capability or financial viability of this manufacturer, or a termination of, or significant interruption in, our relationship with this manufacturer, may adversely affect our results of operations and our financial condition.
MtronPTI's future rate of growth and profitability are highly dependent on the development and growth of the communications, networking, military, avionics, instrumentation and industrial markets, which are cyclical.
In 2012 and the first nine months of 2013, the majority of MtronPTI's revenues were derived from sales to manufacturers of equipment for the communications, networking, military, avionics, instrumentation and industrial markets for frequency control devices, including indirect sales through distributors and contract manufacturers.  During the remainder of 2013, MtronPTI expects a significant portion of its revenues to continue to be derived from sales to these manufacturers.  Often OEMs and other service providers within these markets have experienced periods of capacity shortage and periods of excess capacity, as well as periods of either high or low demand for their products.  In periods of excess capacity or low demand, purchases of capital equipment may be curtailed, including equipment that incorporates MtronPTI's products.  A slowdown, whether due to cyclical, macroeconomic or other factors, in the manufacture and purchase of equipment for these markets could substantially reduce MtronPTI's net sales and operating results and adversely affect our financial condition.  Moreover, if these markets fail to grow as expected, MtronPTI may be unable to maintain or grow its revenue.
The multiple variables which affect the communications, networking, military, avionics, instrumentation and industrial markets for equipment that require frequency control devices, as well as the number of parties involved in the supply chain and manufacturing process, can impact inventory levels and lead to supply chain inefficiencies.  As a result of these complexities, MtronPTI has limited visibility to forecast revenue projections accurately for the near and medium-term timeframes.
Market share of frequency control devices with equipment manufacturers in the communications, networking, military, avionics, instrumentation and industrial markets may change over time, reducing the value of our relationships with our existing customer base.
We have developed long-term relationships with our existing customers, including pricing contracts, custom designs and approved vendor status.  If these customers lose share to equipment manufacturers in the communications, networking, military, avionics, instrumentation and industrial markets with whom we do not have similar relationships, our ability to maintain revenue, margin or operating performance may be adversely affected.

We may make acquisitions that are not successful, or we may fail to integrate acquired businesses into our operations properly.
We intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines, or that might otherwise offer us growth opportunities.  We may have difficulty finding such opportunities or, if such opportunities are identified, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.
Any transactions that we are able to identify and complete may involve a number of risks, including:
•	The diversion of our management's attention from the management of our existing business to the integration of the operations and personnel of the acquired or combined business or joint venture;
•	Due diligence may not identify material business risks;
•	Possible adverse effects on our operating results during the integration process;
•	Substantial acquisition-related expenses, which would reduce our net income, if any, in future years;
•	The loss of key employees and customers as a result of changes in management; and
•	Our possible inability to achieve the intended objectives of the transaction.
In addition, we may not be able to integrate, operate, maintain or manage, successfully or profitably, our newly acquired operations or employees.  We may not be able to maintain uniform standards, controls, policies and procedures, and this may lead to operational inefficiencies.
If MtronPTI is unable to introduce innovative products, demand for its products may decrease.
MtronPTI's future operating results are dependent on its ability to develop, introduce and market innovative products continually, to modify existing products, to respond to technological change and to customize some of its products to meet customer requirements.  There are numerous risks inherent in this process, including the risks that MtronPTI will be unable to anticipate the direction of technological change or that it will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.
MtronPTI's markets are highly competitive, and it may lose business to larger and better-financed competitors.
MtronPTI's markets are highly competitive worldwide, with low transportation costs and few import barriers.  MtronPTI competes principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price.  Within the industry in which MtronPTI competes, competition has become increasingly concentrated and global in recent years.  Many of MtronPTI's major competitors, some of which are larger, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.
Availability under our revolving credit facility may be limited due to a decline in the borrowing base.
Our credit facility includes a revolving credit facility that is based upon certain assets of MtronPTI, which include accounts receivable and inventory, subject to certain adjustments as defined by the loan agreement governing the credit facility.  The total amount available to be borrowed under the revolving credit facility may be reduced if business activity levels lead to lower asset balances as defined under the loan agreement.

Compliance with the financial covenants under our existing loan agreement may be difficult due to our results of operations, our financial condition, or prevailing economic conditions.
We may find it difficult to comply with the financial covenants defined under our existing loan agreement, which requires that MtronPTI maintain a variety of affirmative and negative covenants, including, but not limited to, a financial covenant to maintain a certain level of tangible net worth. As of June 30, 2013, MtronPTI was not in compliance with the tangible net worth covenant under the loan agreement and the lender waived non-compliance with this covenant as of June 30, 2013. As of September 30, 2013, MtronPTI was in compliance with this covenant. If prevailing business levels cause us to default on these covenants, the credit facility under our existing loan agreement may become unavailable and we may be unable to find a replacement facility or obtain additional financing on acceptable terms, or at all. This may limit our access to capital to fund our business or hinder our ability to meet our strategic objectives.
Under our existing loan agreement, we are required to obtain the lender's consent for most additional debt financing, potentially making it more difficult for us to obtain such financing.
Our success depends on our ability to retain key management and technical personnel and attracting, retaining, and training new technical personnel.
Our future growth and success will depend in large part upon our ability to recruit highly-skilled technical personnel, including engineers, and to retain our existing management and technical personnel.  The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas.  As a result, we may not be able to recruit and retain key personnel.  Our failure to hire, retain or adequately train key personnel could have a negative impact on our performance.
MtronPTI purchases certain key components and raw materials from single or limited sources and could lose sales if these sources fail to fulfill its needs.
If single-source components or key raw materials were to become unavailable on satisfactory terms, and MtronPTI could not obtain comparable replacement components or raw materials from other sources in a timely manner, the Company's business, results of operations and financial condition could be harmed.  On occasion, one or more of the components used in MtronPTI's products have become unavailable, resulting in unanticipated redesign and related delays in shipments.  We cannot give assurance that similar delays will not occur in the future.  Our suppliers may be impacted by compliance with environmental regulations including Restriction of Hazardous Substances ("RoHS") and Waste Electrical and Electronic Equipment ("WEEE"), which could disrupt the supply of components or raw materials or cause additional costs for MtronPTI to implement new components or raw materials into its manufacturing process.
As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. audit or investigation.
A number of our customers are U.S. Government contractors.  As one of their suppliers, we must comply with significant procurement regulations and other requirements. We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities.  One of those production facilities must comply with additional requirements and regulations for its production processes and for selected personnel in order to maintain the security of classified information.  These requirements, although customary within these markets, increase our performance and compliance costs.  If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.
We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency ("DCAA") and Defense Contract Management Agency ("DCMA"). These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government.  In addition, our reputation could be adversely affected if allegations of impropriety were made against us.

From time to time, we may also be subject to U.S. Government investigations relating to our or our customers' operations and products, and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act. We or our customers may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, or result in a diminution in revenue from our customers, if we or our customers are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law. Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time. Such convictions or actions could have a material adverse effect on us and our operating results. The costs of cooperating or complying with such audits or investigations may also adversely impact our financial results.
MtronPTI's products are complex and may contain errors or design flaws, which could be costly to correct.
When MtronPTI releases new products, or new versions of existing products, they may contain undetected or unresolved errors or defects.  The vast majority of MtronPTI's products are custom-designed for requirements of specific OEM systems.  The expected business life of these products ranges from less than one year to more than 10 years depending on the application.  Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.
Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments.  Undetected errors and design flaws have occurred in the past and could occur in the future.  These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to the Company's reputation, product liability claims and legal action by its customers and third parties, failure to attract new customers and increased service costs.
Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell our products directly to those equipment manufacturers.
There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components.  As a result, MtronPTI's ability to persuade these OEMs to utilize our products in customer designs could be reduced and, in the absence of a manufacturer's specification of MtronPTI's products, the prices that MtronPTI can charge for them may be subject to greater competition.
MtronPTI's customers are significantly larger than it and may exert leverage that will not be in our best interest.
The majority of MtronPTI's sales are to companies that are many times its size.  This size differential may disadvantage MtronPTI in negotiating contractual terms.  These terms include price, payment terms, product warranties and product consignment obligations.
There is a trend among some of MtronPTI's larger customers that require MtronPTI to provide increased levels of warranty coverage.  Some of these warranty provisions would require MtronPTI to pay substantial financial penalties if the customer invokes the warranty. These warranty provisions may result in additional production costs to MtronPTI.  In addition, these new warranty provisions may place MtronPTI at a disadvantage in comparison to its competitors and may result in terms that are not in the best interest of MtronPTI.

Future changes in MtronPTI's environmental liability and compliance obligations may increase costs and decrease profitability.
MtronPTI's present and past manufacturing operations, products, and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals.  In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in MtronPTI's operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.
Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in MtronPTI's products in order to be able to continue to offer them for sale.
We have significant international operations and sales to customers outside of the United States that subject us to certain business, economic and political risks.
We have office and manufacturing space in Noida, India and Yantai, China, and sales offices in Hong Kong and Shanghai, China.  Additionally, foreign revenues for 2012 and 2011 (primarily to Malaysia and China) accounted for 49.2% of our 2012 consolidated revenues and 56.2% of our 2011 consolidated revenues.  For the nine months ended September 30, 2013, foreign revenues accounted for 48.9% of consolidated revenues.  We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future.  Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including:
•	Political and economic instability in countries in which MtronPTI's products are manufactured and sold;
•	Expropriation or the imposition of government controls;
•	Sanctions or restrictions on trade imposed by the United States government;
•	Export license requirements;
•	Trade restrictions;
•	Currency controls or fluctuations in exchange rates;
•	High levels of inflation or deflation;
•	Greater difficulty in collecting accounts receivable and longer payment cycles;
•	Changes in labor conditions and difficulties in staffing and managing international operations; and
•	Limitations on insurance coverage against geopolitical risks, natural disasters and business operations.
Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies.  As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets.  We do not currently engage in foreign currency hedging activities, but may do so in the future to the extent that we incur a significant amount of foreign-currency denominated liabilities.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.
We are subject to income taxes in the United States and several foreign jurisdictions.  Significant judgment is required in determining our worldwide provision for income taxes.  In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain.  Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability.  The final determination of any tax audits or related litigation could be materially different from our historical income tax provisions and accruals.  Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities and continuing assessments of our tax exposures could impact our tax liabilities and affect our income tax expense and profitability.
New regulations related to conflict minerals could adversely impact our business.
The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions designed to improve transparency and accountability concerning the supply of certain minerals, known as "conflict minerals," originating from the Democratic Republic of Congo and adjoining countries that are believed to be benefitting armed groups.  As a result, the SEC recently adopted new due diligence, disclosure and reporting requirements for companies that manufacture products that include components containing such minerals. Since we manufacture such products, we will be required to comply with the new SEC rules, with our first required report due in May 2014.  We expect that the compliance process will be both time-consuming and costly.  Costs associated with complying with these disclosure requirements will include diligence to determine the sources of minerals used in our products and potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of certain materials used in our products. Because there may be only a limited number of suppliers offering "conflict free" minerals, we cannot be sure that we will be able to obtain necessary minerals from such suppliers in sufficient quantities or at competitive prices. In addition, our supply chain is complex and we may not be able to easily verify the origins for all minerals used in our products.  We may face reputational challenges with our customers and other stakeholders if our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins of minerals contained in the components included in our products through the due diligence procedures that we implement.
Risks Related to Our Securities
The prices of our common stock and warrants have fluctuated considerably and are likely to remain volatile, in part due to the limited market for our securities.
From January 1, 2012, through December 11, 2013, the high and low sales prices for our common stock were $9.14 and $4.76, respectively.  From their issuance on August 6, 2013, through December 11, 2013, the high and low sales prices for our warrants were $0.22 and $0.04, respectively.  There is a limited public market for our common stock and warrants, and we cannot provide assurances that a more active trading market will develop or be sustained.  As a result of low trading volume in our common stock and warrants, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for holders to sell their securities without depressing the market price for such securities.
Additionally, the market prices of our common stock and warrants may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:
•	General economic conditions affecting the availability of long-term or short-term credit facilities, the purchasing and payment patterns of our customers, or the requirements imposed by our suppliers;
•	Economic conditions in our industry and in the industries of our customers and suppliers;

•	Changes in financial estimates or investment recommendations by securities analysts relating to our common stock;
•	Market reaction to our reported financial results;
•	Loss of a major customer;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	Changes in key personnel.
The warrants may not have any value.
The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date, August 6, 2018, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00.  Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
The warrants have an exercise price of $7.50 per share.  This exercise price does not necessarily bear any relationship to established criteria for valuation of our common stock, such as book value per share, cash flows, or earnings, and you should not consider this exercise price as an indication of the current or future market price of our common stock.  There can be no assurance that the market price of our common stock will exceed $7.50 per share at any time on the expiration date of the warrants, August 6, 2018, or at any other time the warrants may be exercised.  If the warrants only become exercisable on the expiration date and the market price of our common stock on such date does not exceed $7.50 per share, the warrants will be of no value.
There can be no assurance that the 30-day VWAP of our common stock will be greater than or equal to $15.00 at any time prior to the expiration date of the warrants, August 6, 2018.  As a result, the warrants may become exercisable only on the expiration date.  If the warrants may be exercised only on the expiration date and their holder does not exercise their warrants on that date, their warrants will expire and be of no value.
No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire shares of our common stock.
Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants.  Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.

Adjustments to the exercise price of the warrants, or the number of shares of common stock for which the warrants are exercisable, following certain corporate events may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of such events.
The warrants provide for adjustments to the exercise price of the warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries.  The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock.  Any adjustment made to the exercise price of the warrants or the number of shares of common stock for which the warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of the event.
Our officers, directors and 10% stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.
Our officers, directors and 10% or greater stockholders control approximately 35.9% of the voting power represented by our outstanding shares of common stock as of December 11, 2013.  If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions.  This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.
Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Corporation Law of the State of Delaware ("DGCL"), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders.  These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board.
Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.  We have not opted out of the restrictions under Section 203, as permitted under DGCL.
A strategic review of our operations and analysis of our strategic options is being conducted by a Special Committee of our Board, which may result in joint ventures, selective acquisitions, divestitures, segmentation or discontinuation of certain elements of operations, strategic restructuring or other courses of action that could negatively affect the trading value of our common stock and warrants.
Since it was first announced on June 13, 2013, a Special Committee of the Company's Board of Directors has been conducting a strategic review of opportunities that are economically attractive to stockholder value creation, including joint ventures, selective acquisitions, divestitures, segmentation or discontinuation of certain elements of operations, and strategic restructuring efforts to gain efficiencies and unlock value.
On November 13, 2013, the Company issued a press release announcing its third quarter 2013 financial results and providing an update on its strategic review process. In the press release, the Company announced that on October 17, 2013, the Company's management initiated a restructuring plan to realign its customer support operations across all of the Company's locations with a target of reducing structural costs by at least 10% in an effort to gain efficiencies.  Expenses related to this plan are expected to result in a one-time charge during the fourth quarter of 2013 of between $600,000 and $800,000, of which between approximately $250,000 and $325,000, respectively, will be non-cash.  Implementation is anticipated to be largely completed during the fourth quarter of 2013.

We cannot assure you that any joint ventures, selective acquisitions, divestitures, segmentation or discontinuation of certain elements of operations, strategic restructuring or other courses of action that we implement following the completion of the Special Committee's strategic review process will have the intended effect of creating additional value for stockholders.  Any such courses of action may impact us in ways that cannot be predicted at this time, and could negatively affect the trading value of our common stock and warrants.
FORWARD-LOOKING STATEMENTS
Information included or incorporated by reference in this prospectus may contain forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or the negative of these words or other variations on these words or comparable terminology,  as they relate to future periods.
Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's efforts to grow revenue, the Company's expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company's cash resources.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees of assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under "Risk Factors" in this prospectus, in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.
Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.
DESCRIPTION OF CAPITAL STOCK
General
This prospectus describes the general terms of our common stock and other securities we may issue. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Certificate of Incorporation and By-laws. When we offer to sell a particular series of these securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities contained in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 10,000,000, consisting entirely of shares of our common stock. As of December 11, 2013, there were 2,577,149 shares of common stock outstanding.
The description of our capital stock is qualified by reference to our Certificate of Incorporation and our By-laws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.

Common Stock
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor.  Under our Certificate of Incorporation, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law.  Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company.  The outstanding shares of common stock are, and the shares of common stock to be offered hereby when issued will be, fully paid and non-assessable.  The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that the Company may authorize and issue in the future.
Anti-Takeover Effects of Certain Provisions of Delaware Law and our Charter Documents
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:
•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a "business combination" includes:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholders;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.
Our Certificate of Incorporation and By-laws include a number of provisions that may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to the Board of Directors.

Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock or units. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.
Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the terms and number of shares of common stock or units purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related common stock or units will be separately transferable;
•	the price at which each share of common stock or units purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;
•	the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	a discussion of certain Federal income tax consideration; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS
We may issue units comprised of one or more of the other securities described in this prospectus in any combination, from time to time. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement will describe:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.
The applicable prospectus supplement will describe the terms of any units that we may offer. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the applicable unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units. For more information on how you can obtain copies of any applicable unit agreement and related documents, when available, see the section of this prospectus entitled "Where You Can Find More Information." We urge you to read the applicable unit agreement and any applicable prospectus supplement in their entirety if we offer units.
USE OF PROCEEDS
The net proceeds of this offering will be used for working capital and other general corporate purposes. Such purposes may include research and development expenditures and capital expenditures. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of the related securities. Accordingly, we will retain broad discretion over the use of such proceeds. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market for Common Equity
Our common stock is traded on the NYSE MKT, under the symbol "LGL." Based upon information furnished by our transfer agent, at December 11, 2013, we had approximately 577 holders of record of our common stock.  The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the NYSE MKT:
Fiscal Year 2013	High	Low
First Quarter	$5.98	$5.11
Second Quarter	6.94	4.91
Third Quarter	6.74	5.03
Fourth Quarter (1)	6.52	5.02

Fiscal Year 2012	High	Low
First Quarter	$9.14	$6.87
Second Quarter	7.60	6.40
Third Quarter	6.89	5.25
Fourth Quarter	6.45	4.76

Fiscal Year 2011	High	Low
First Quarter	$25.85	$12.93
Second Quarter	14.06	9.36
Third Quarter	10.80	6.14
Fourth Quarter	8.87	6.59

(1)	From October 1, 2013 through December 11, 2013.

Stock Repurchase Program
On August 29, 2011, the Board authorized the Company to repurchase up to 100,000 shares of its common stock in accordance with applicable securities laws. This authorization increased the total number of shares authorized and available for repurchase under the Company's existing share repurchase program to 540,000 shares, at such times, amounts and prices as the Company shall deem appropriate. As of September 30, 2013 and December 31, 2012, the Company has repurchased a total of 64,979 and 50,454 shares, respectively, of common stock under this program at a cost of $486,000 and $405,000, respectively, which shares are currently held in treasury.
Dividend Policy
The Board has adhered to a practice of not paying cash dividends.  This policy takes into account our long-term growth objectives, including our anticipated investments for organic growth, potential technology acquisitions or other strategic ventures, and stockholders' desire for capital appreciation of their holdings.  In addition, the covenants under MtronPTI's credit facility effectively place certain limitations on its ability to make certain payments to its parent, including but not limited to payments of dividends and other distributions, which effectively could limit the Company's ability to pay cash dividends to stockholders.  No cash dividends have been paid to the Company's stockholders since January 30, 1989, and none are expected to be paid for the foreseeable future.
PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:
•	directly to investors, including through a specific bidding, auction or other process;
•	to investors through agents;
•	directly to agents;
•	to or through brokers or dealers;
•	to the public through underwriting syndicates led by one or more managing underwriters;
•	to one or more underwriters acting alone for resale to investors or to the public; or
•	through a combination of any such methods of sale.
We may also sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

A prospectus supplement accompanying this prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities and the proceeds to us from the sale;
•	any over-allotment options under which the underwriters may purchase additional securities from us;
•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; or
•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.
Only those underwriters identified in such prospectus supplement would be deemed to be underwriters in connection with securities offered by the applicable prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The common stock may be sold through a rights offering.
In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
The prospectus supplement accompanying this prospectus in respect of an offering will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NYSE MKT. Any common stock sold pursuant to a prospectus supplement will be listed on NYSE MKT, subject to official notice of issuance. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
In connection with an offering, the underwriters may purchase and sell the securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the securities sold by or for the account of the underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.
Underwriters, dealers or agents that participate in the offer of the securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.
LEGAL MATTERS
The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP, New York, New York.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of and for the years ended December 31, 2012 and 2011, have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
We have filed with the Commission a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the securities to be sold in this offering.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to our Company and the securities offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto.  With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.
The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus and the termination of the offering of the securities covered by this prospectus, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013; and
•
our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the SEC on August 14, 2013, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed with the SEC on November 14, 2013 and amended on November 15, 2013 and November 19, 2013; and

•
our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 14, 2013, April 30, 2013, June 14, 2013, June 28, 2013, July 2, 2013, July 17, 2013, July 29, 2013, September 19, 2013, September 23, 2013, October 7, 2013, October 30, 2013 and November 4, 2013; and

•
the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on October 30, 2013 and the description of our warrants contained in our registration statement on Form 8-A12B filed with the SEC on July 30, 2013, including any amendments thereto or reports filed for the purpose of updating such descriptions.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.
Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
The LGL Group, Inc.
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
 Attention: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the securities) will be as set forth below.  We will pay all of these expenses.  The amounts shown below, with the exception of the SEC registration fee, are estimates.
SEC registration fee	$579.60
Accounting fees and expenses	10,000.00
Legal fees and expenses	15,000.00
Miscellaneous	1,500.00
$27,079.60

Item 15. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation.  Section 145 of the DGCL also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Company's Bylaws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.  The Company's Certificate of Incorporation provides for such limitation of liability.
The Company's Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons)  in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others.  The provision does not affect directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys' fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a "Proceeding"), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local laws.  The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
The Company has entered into a Registration Rights Agreement, dated September 19, 2013 (the "Registration Rights Agreement"), with Venator Merchant Fund, L.P., which is the selling stockholder under the Company's resale registration statement on Form S-3 originally filed with the SEC on September 19, 2013 and declared effective on November 7, 2013 (the "Selling Stockholder").  The Selling Stockholder is an investment limited partnership controlled by our Chairman of the Board, Marc Gabelli.  Mr. Gabelli is the President and Sole Member of Venator Global, LLC, which is the sole general partner of the Selling Stockholder.  Pursuant to the Registration Rights Agreement, the Company agreed to indemnify and hold harmless the Selling Stockholder and each transferee thereof in accordance with the terms of the Registration Rights Agreement (each, a "Holder"), each director, officer, partner and agent of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls each Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act and applicable state securities laws insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, including any preliminary prospectus or final prospectus forming a part of the registration statement or any amendments or supplements thereto, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration. The Company also agreed to reimburse each such person for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action.
The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.  The Company currently maintains such insurance.
The right of any person to be indemnified is subject always to the right of the Company by the Board, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16. Exhibits.
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of The LGL Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 31, 2007).
3.2	The LGL Group, Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on August 31, 2007).
4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on September 23, 2010).
4.2*	Form of Warrant.
4.3*	Form of Warrant Agreement.
4.4*	Form of Unit Agreement.
4.5*	Form of Unit Certificate.
5.1**	Opinion of Olshan Frome Wolosky LLP.
23.1**	Consent of Independent Registered Public Accounting Firm – McGladrey LLP.
23.2**	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page hereto).
_____________
* To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
** Filed herewith.

Item 17. Undertakings.
(a)            The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)            If the registrant is relying on Rule 430B;
(A)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date of such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)            That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 13, 2013.
THE LGL GROUP, INC.

By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY
KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Gregory P. Anderson and R. LaDuane Clifton, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign a registration statement on Form S-3 and any or all amendments thereto (including without limitation any post-effective amendments thereto), and any registration statement for the same offering that is to be effective under Rule 462(b) of the Securities Act, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
SIGNATURE	CAPACITY	DATE

/s/ Gregory P. Anderson	President and Chief Executive Officer	December 13, 2013
GREGORY P. ANDERSON	(Principal Executive Officer)
/s/ R. LaDuane Clifton	Chief Financial Officer	December 13, 2013
R. LADUANE CLIFTON	(Principal Financial Officer)
/s/ James L. Williams	Corporate Controller	December 13, 2013
JAMES L. WILLIAMS	(Principal Accounting Officer)
/s/ Michael J. Ferrantino	Vice Chairman of the Board of Directors	December 13, 2013
MICHAEL J. FERRANTINO	(Executive)
/s/ Marc J. Gabelli	Chairman of the Board of Directors	December 13, 2013
MARC J. GABELLI	(Non-Executive)
/s/ Patrick J. Guarino	Director	December 13, 2013
PATRICK J. GUARINO	(Lead Independent Director)
/s/ James Abel	Director	December 13, 2013
JAMES ABEL
/s/ Michael Chiu	Director	December 13, 2013
MICHAEL CHIU
/s/ Vincent Enright	Director	December 13, 2013
VINCENT ENRIGHT
/s/ Timothy Foufas	Director	December 13, 2013
TIMOTHY FOUFAS
/s/ Donald H. Hunter	Director	December 13, 2013
DONALD H. HUNTER
/s/ Manjit Kalha	Director	December 13, 2013
MANJIT KALHA

EXHIBIT INDEX
Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1	Certificate of Incorporation of The LGL Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 31, 2007).
3.2	The LGL Group, Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on August 31, 2007).
4.1	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on September 23, 2010).
4.2*	Form of Warrant.
4.3*	Form of Warrant Agreement.
4.4*	Form of Unit Agreement.
4.5*	Form of Unit Certificate.
5.1**	Opinion of Olshan Frome Wolosky LLP.
23.1**	Consent of Independent Registered Public Accounting Firm – McGladrey LLP.
23.2**	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page hereto).
_____________
* To be filed by amendment or by a report filed under the Exchange Act and incorporated herein by reference.
** Filed herewith.